Exhibit 10.30

August 19, 2021

Lou Paglia

Re: Severance Agreement

Dear Lou,

This letter (the “Agreement”) between you and Sterling Infosystems, Inc. (together with its affiliates, the “Company”) reflects your eligibility for severance payments in the event of your separation from the Company under certain conditions. This Agreement shall become effective as of the date of the effectiveness of the initial public offering of Sterling Ultimate Parent Corp. occurs (the “Effective Date”), and this Agreement shall be void ab initio if the Effective Date does not occur on or prior to December 31, 2021.

While your employment is at-will, if your employment is terminated either by the Company for reasons other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each, a “Qualifying Termination”), except as otherwise provided below in connection with a Change in Control (as defined below), you are eligible to receive (a) continued payment of your base salary (at the rate in effect on your termination date) for twelve (12) months following your termination of employment in accordance with the Company’s regular payroll practices (the “Severance Payments”), (b) healthcare benefits (with you retaining the responsibility for the employee portion of the premium, if any) continuation for twelve (12) months following your termination of employment, if and to the extent such coverage would not subject the Company or any of its affiliates or subsidiaries to any tax or other penalty under The Patient Protection and Affordable Care Act or other applicable law; provided, that such healthcare benefits shall cease when you become eligible to obtain healthcare benefits through new employment of otherwise (the “Healthcare Benefits”), (c) your applicable annual incentive bonus for the calendar year preceding the year in which termination occurs if and to the extent earned but unpaid as of the date of your termination of employment, payable in accordance with the Company’s normal bonus payment schedule, (d) a pro-rated portion of your annual incentive bonus for the calendar year in which your termination date occurs, which pro-rata annual incentive bonus is equal to your annual incentive bonus at target (the “Target Annual Bonus Opportunity”) for the year in which your termination date occurs multiplied by a fraction where the numerator is the number of calendar days from January 1 of the year in which the termination date occurs until your termination date and the denominator is 365, (the “Pro Rata Bonus” and, together with earned but unpaid bonus described in clause (c) above, the “Accrued Bonuses”) and (e) with respect to each nonqualified stock option and other equity incentive award of Sterling Ultimate Parent Corp. (“Parent”) issued and outstanding to you as of your termination date under any equity incentive plan maintained by Parent from time to time (including the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan and the Sterling Ultimate Parent Corp. 2021 Omnibus Incentive Plan (the “Parent 2021 Incentive Plan”)) (each, an “Equity Incentive Award”), accelerated vesting of the portion (if any) of such Equity Incentive Award scheduled to vest by its terms during the one year period following your termination date (subject, in the case of awards subject to performance-based vesting, to satisfaction of the applicable performance-vesting requirements during such one year period); provided, however, that, solely with respect to each Equity Incentive Award granted under the Parent 2021 Incentive Plan on or around the effective date of the initial public offering of Parent (each, an “IPO Grant”), if the Qualifying Termination occurs within one (1) year following the applicable date of grant, you will vest in a pro rata portion of such IPO Grant equal to the portion of such IPO Grant scheduled to vest by its terms on the second (2nd) anniversary of the applicable grant date multiplied by a fraction, the numerator of which is the sum of the number of completed months worked from the applicable grant date through your termination date plus twelve (12) and the denominator of which is twenty-four (24).

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Notwithstanding anything to the contrary in the paragraph above, if you experience a Qualifying Termination within three (3) months prior to or twenty-four (24) months following a “Change in Control” (as defined below), then, (i) the “Severance Payments” shall mean an amount equal to the sum of your annual base salary (at the rate in effect on your termination date) and Target Annual Bonus Opportunity for the year in which your termination date occurs, (ii) the Pro Rata Bonus will be calculated based off of the greater of your Target Annual Bonus Opportunity for the year in which your termination date occurs and the average annual bonus paid to you over the preceding two (2) completed years, and (iii) each Equity Incentive Award will fully (100%) vest (subject, in the case of awards subject to performance-based vesting, to actual performance attainment through your termination date, as determined in good faith by the board of directors of Parent in its sole discretion). In the event payments have commenced pursuant to the preceding paragraph prior to the occurrence of a Change in Control and a Change in Control occurs within three (3) months after your termination date, Severance Payment installments after the date of the Change in Control will be adjusted to reflect the payments made prior to the Change in Control so that the aggregate Severance Payments will be as required under this paragraph. For purposes of this Agreement, “Change in Control” shall mean a “Change in Control” as defined in the 2021 Incentive Plan, provided that for purposes of any amounts deemed to constitute “nonqualified deferred compensation” subject to Section 409A, an event shall not constitute a Change in Control unless and until it constitutes a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5).

Notwithstanding anything to the contrary herein, your entitlement to the Severance Payments, Healthcare Benefits, Accrued Bonuses and Equity Incentive Award vesting shall be subject to and contingent upon your (A) continuing to adhere to all previous commitments to the Company (including, but not limited to, the restrictive covenants set forth on the attached Exhibit A) (the “Restrictive Covenant Requirement”), and (B) having executed and delivered to the Company a separation and general release agreement in a form acceptable to the Company, which will include your reaffirmation of the Restrictive Covenant Requirements set forth on Exhibit A (the “Release”) and such Release having become irrevocable within sixty (60) days following your termination of employment. The Accrued Bonuses (if any) shall be paid and the Severance Payments shall commence, on the first regularly scheduled payroll date following the date the Release becomes irrevocable, with any Severance Payments that otherwise would have been paid prior to such payment date paid on such payment date; provided, that, if the sixty (60) day period set forth above spans two (2) tax years, payment shall be made or commence, as applicable, in the second tax year. Except as specifically set forth in this Agreement, you shall not be entitled to any compensation, severance, or other benefits (other than vested benefits under any employee benefit plans of the Company in which you participated as of the date of termination) from the Company or any of its subsidiaries or affiliates upon or in connection with, your termination of employment for any reason.

Upon termination of your employment, except as otherwise provided in this Agreement, your outstanding Equity Incentive Awards will be governed by the terms of the applicable plan and award agreement.

A termination shall be for “Cause” if such termination is for any of the following: (1) material dishonesty; (2) serious misconduct; (3) breach of fiduciary duty to Company; (4) indictment, conviction, or plea of guilty or nolo, contendere to any felony or any job-related crime; (5) failure or refusal to follow, carry out, or execute a lawful order, instruction or directive from your, immediate supervisor, the Company’s board of directors, or the CEO or your failure to perform in your role; or (6) any material breach of any Sterling policy or any obligations under the agreements you were required to sign as a condition of employment or under any other agreements to which you and the Company are parties; to the extent any breach set forth under subclause (6) hereof is curable, you will have twenty (30) days following notification from the Company to cure the breach to the Company’s satisfaction).

A resignation shall be for “Good Reason” if such resignation is for one of the following reasons that occurs without your consent: 1) material diminution in your duties, responsibilities and authority; or 2) material

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reduction in base salary from the base salary in effect as of the date you sign this Agreement (i.e., a reduction of 10% or more); provided, that, you deliver written notice to the Company of the event giving rise to Good Reason within sixty (60) days following the occurrence event and the Company has failed to cure such event within thirty (30) days following its receipt of such written notice, in which case your resignation for Good Reason shall automatically be effective on the first day following the end of such cure period.

You shall not be eligible for severance upon any termination of employment other than by the Company without Cause (and not by reason of your disability) or due to your resignation with Good Reason.

The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) or, if not exempt, in compliance therewith, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith. If you are a “specified employee” for purposes of Section 409A, to the extent any amounts payable hereunder in connection with a separation from service constitute “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from your termination date and (ii) the date of your death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

This Agreement shall be governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulations or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.

Effective as of the Effective Date, this Agreement sets forth the entire agreement between the parties hereto in respect of the subject matter contained herein and supersedes any and all prior promises, covenants, communications, agreements, and arrangements (whether written or oral) in respect of such subject matter including, without limitation, the severance entitlements described in that certain letter agreement between you and the Company dated as of January 28, 2016. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If (i) the aggregate of all amounts and benefits due to you under this Agreement or under any other plan, program, agreement, or arrangement with the Company or any of its affiliates or subsidiaries would, if received by you in full and valued under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), constitute “parachute payments” as defined in and under Section 280G (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount you would receive, after all taxes, if you received aggregate 280G Benefits equal (as valued under Section

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280G) to only three (3) times your “base amount” as defined in and under Section 280G, less $1.00, then (iii) such 280G Benefits payable in cash, and/or such benefits under the Equity Incentive Awards, in either case as you shall select shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by you will not constitute parachute payments; provided, that, any such reduction shall be effected in a manner intended to comply with Section 409A. The determinations with respect to this paragraph shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless you reasonably object to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the parties to this Agreement. It is possible that after the determinations and selections made pursuant to the preceding paragraph, you will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this paragraph (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Auditor upon request by a party to this Agreement, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of this paragraph not been applied until the date of such payment.

[Signature Page Follows]

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By signing this Agreement, you acknowledge that you have had the opportunity to review this Agreement; that you understand its terms, and that you voluntarily agree to them.

EMPLOYEE

By:	/s/ Lou Paglia
Name:	Lou Paglia

[SIGNATURE PAGE TO SEVERANCE AGREEMENT]

STERLING INFOSYSTEMS, INC.

By:	/s/ Peter Walker
Name:	Peter Walker
Title:	Chief Financial Officer & Treasurer

[SIGNATURE PAGE TO SEVERANCE AGREEMENT]

Exhibit A

Restrictive Covenants

Restrictive Covenants. For the avoidance of doubt, from and after the Effective Date (as defined in the letter agreement to which this Exhibit A is attached), you shall be subject to the provisions of this Exhibit A:

1. Confidential Information. As a result of your work for the Company (as defined in the letter agreement to which this Exhibit A is attached), you may develop or acquire knowledge of Confidential Information relating to the Company and its subsidiaries and affiliates (including, in each case, its business, potential business or that of its customers or suppliers or their respective affiliates) (the “Company Parties”). “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, logos, designs. graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and supplier lists, and customer and supplier information. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of your direct or indirect act or omission. With respect to Confidential Information of the Company Parties, you agree that:

a. You will use it only in the performance of your duties for the Company. You will not use it at any time (during or after your employment or service) for your personal benefit, for the benefit of any other person or firm, or in any manner adverse to the interests of the Company Parties;

b. You will not disclose it at any time (during or after your employment or service) except to authorized Company personnel, unless the Company expressly consents in advance in writing or unless the information becomes clearly of public knowledge or enters the public domain (other than through an unauthorized disclosure by you or through a disclosure not by you which you knew or reasonably should have known was an unauthorized disclosure), or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency;

c. You will safeguard it by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

d. You will execute and abide by all confidentiality agreements which the Company reasonably requests you to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate, a supplier, or an actual or a potential customer thereof; and

e. You will return all materials containing or relating to Confidential Information, together with all other Company property (including, without limitation, laptop computers, cell phones, documents and other equipment) to the Company, when your employment and other service with the Company and its subsidiaries terminates or otherwise on demand and, at that time you will certify to the Company, in writing, that you have complied with this Agreement. You shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Company or the customers, suppliers, or affiliates of the foregoing. Notwithstanding the above provisions of this Section 1 of this Exhibit A, you shall be permitted to retain your personal contact list and personal files (including those relating to your compensation, benefits, entitlements and obligations).

2. Intellectual Property.

a. You acknowledge and agree that all patent, trademark, copyright, trade secret and other intellectual property rights (the “Intellectual Property”) which you conceive, make, obtain or develop prior to, on, or after the date hereof and during the term of your employment or other service with the Company or any of its subsidiaries or affiliates (whether during or outside of working hours) and which is related in any way to the business of the Company Parties is and will be the sole property of the Company Parties as “works for hire” (as that term is used under U.S. copyright law), regardless of whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed on such Intellectual Property; provided, however, that the Company Parties shall not own Intellectual Property for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which was developed entirely on your time, and (A) which does not relate in any way (I) to the business of the Company or (II) to the actual or demonstrably anticipated research or development of the Company, and (B) which does not result from any work performed by you for the Company.

b. Subject to Section 2.a of this Exhibit A, to the extent that title to any such Intellectual Property, contributions or inventions do not, by operation of law, vest in the Company, you hereby irrevocably assign to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that you may have or may acquire in and to all such Intellectual Property, contributions and inventions, benefits and/or rights resulting therefrom, and agree to promptly execute any further specific assignments related to such Intellectual Property, contributions or inventions, benefits and/or rights at the request of the Company.

c. Subject to Section 2.a of this Exhibit A, you will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to you), will at any time and from time to time during and after your employment or other service with the Company execute and deliver to the Company such applications, assignments and other papers and take such other actions (including but not limited to testifying in any legal proceedings) at the Company’s expense as the Company, in its sole discretion, considers necessary to vest, perfect, defend or maintain the Company’s rights in and to such Intellectual Property.

3. Noncompetition. You agree that during the course of your employment or other service with any Company Party and during the period of twelve (12) months commencing from the date of your termination of employment (the ‘Restricted Period”), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise, assist in, engage in or otherwise be connected to or benefit from any Competitive Business. For purposes of this Agreement, a “Competitive Business” is one that engages in or provides, or intends to engage in or provide, employment, volunteer or tenant-related background checks and related services or engages in any other business that is the same or substantially the same as any business engaged in or in development by the Company as of the date of your termination of employment. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your passive ownership of less than two percent (2%) of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

4. Nonsolicitation. You further agree that, during the course of your employment or with any Company Party and during the period of eighteen (18) months commencing from the date of your termination of employment, you will not, without the express prior written consent of the Company, directly or indirectly, whether or not in connection with a Competitive Business: (i) solicit, transact business with or perform services for (or assist any third party in soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within twelve (12) months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or prospective customer (as defined below) of any Company Party; (ii) hire or solicit or encourage any employee of any Company Party to leave the employment of such Company Party, in each case except for general solicitations of employment by you (or your affiliates, including solicitations through employee search firms or similar agents) not specifically directed towards employees of any Company Party; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between any Company Party and any of its customers, suppliers, vendors, lessors, independent contractors, agents or employees. A “prospective customer” is any individual or entity with respect to whom or which any Company Party was engaged in a solicitation at any time during the twelve (12) months preceding the date of your termination of employment and in which solicitation you were in any way involved or otherwise had knowledge of or reasonably should have had knowledge of.

5. Nondisparagement. From and after the Effective Date and at all times thereafter, you shall not, to the fullest extent permissible by law, make, directly or indirectly, any public or private statements, or verbal or nonverbal, direct or indirect communications that are or could be harmful to, reflect negatively on, or that are otherwise disparaging of, the Company and/or any of its subsidiaries or affiliates, and/or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision- making, conduct, professionalism or compliance with standards. The agrees to instruct the Human Resources Department and your immediate supervisor prior to your termination to not say anything, verbally, in writing or using any other medium, directly or indirectly, that disparages or reflects negatively on you.

6. Reasonable Restrictions/Damages Inadequate Remedy. You acknowledge that the restrictions contained in this Exhibit A are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by you of any provision contained in this Exhibit A may result in immediate irreparable injury to the Company for which a remedy at law may be inadequate. You further acknowledge that the restrictions contained in Section 3 of this Exhibit A will not prevent you from earning a livelihood during the Restricted Period. Accordingly, you acknowledge that the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral), and shall also be entitled to cease payment and provision (and obtain repayment) of the Severance Payments, Healthcare Benefits and Accrued Bonus, in the event of any breach or threatened breach by the Participant of the provisions of this Exhibit A. Any remedy specified by any provision of this Exhibit A or the letter agreement to which this Exhibit A is attached shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

7. Separate Covenants. The parties intend that the covenants and restrictions in this Exhibit A be given the broadest interpretation permitted by law. Accordingly, in the event that any of the provisions of this Exhibit A should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants and restrictions contained in this Exhibit A shall be deemed a series of separate covenants and restrictions, one for each of the fifty states of the United States of America and any other jurisdiction. If the covenants of this Exhibit A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce such covenants in any other jurisdiction. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Exhibit A, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Exhibit A for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.